AST RESEARCH NAMES Y.S. KIM NEW CEO AND PRESIDENT
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                                   Media & Analyst Contact: Emory Epperson
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                AST RESEARCH NAMES Y.S. KIM NEW CEO AND PRESIDENT



IRVINE, Calif., August 27, 1996 -- The Board of Directors of AST Research, Inc. (NASDAQ: ASTA) has appointed Young-Soo Kim as chief executive officer and president following the resignation of Ian Diery from both posts. Mr. Kim was formerly corporate vice president at Samsung Electronics Co., Ltd., which holds a significant equity stake in AST. Mr. Kim, who was one of the primary engineers of Samsung's initial 1995 investment in AST, has more than 25 years of experience in the U.S. computer and electronics industries in executive positions at companies including IBM and Honeywell in addition to Samsung. Mr. Kim has relinquished his post at Samsung to accept the new positions at AST.

     The change in the top position was amicably agreed upon with Mr. Diery who is leaving to pursue other interests.

     "We continue to believe in the future of AST as a truly global force in multimedia technology, and we believe strongly that Y.S. Kim can make that vision a reality," said Kwang-Ho Kim (no relation), chairman of the board of AST and vice chairman and CEO of Samsung Electronics. "This action demonstrates Samsung's commitment to making AST strong."

     Mr. Y.S. Kim, who has served as a director of AST since July 1995, sees substantial but unrealized potential for AST. "Progress has been made at AST in many areas during the past year," Mr. Kim said. "But substantial further progress must be made to address the considerable challenges facing the company and to return AST to a level where it can achieve sustained growth."

     He added that AST's relationship with Samsung must be more fully utilized in order for AST to achieve its full potential. "AST can benefit greatly not only from Samsung's financial support but from the expertise gained from years of success in developing and marketing innovative technology products."

     Another top priority for AST, Mr. Kim said, is to continue to strengthen the process of becoming more responsive to customers at all levels of the organization. "AST's product development, marketing and service activities must begin and end with a keen understanding of what our customers truly want and need. To achieve that goal, we will increase investment in training our service representatives and empower our employees to have greater responsibility for customer satisfaction."

     Mr. Kim has been corporate vice president of Samsung Electronics in Seoul, Korea since January 1993. Prior to 1993, he held positions of increasing responsibility at Samsung, including vice president of the Semiconductor division and executive vice president of the Corporate Planning Office. He also created and was named president of Samsung's Computer & Systems division.

     Prior to joining Samsung in 1987, Mr. Kim was vice president of the Solid State Electronics division of Honeywell, Inc., in Minneapolis, Minnesota, beginning in 1974. In 1969, he founded Semiconductor Electronics Memory, Inc., a manufacturer of IBM add-on memory systems, in Phoenix, Arizona. From 1961 to 1969, Mr. Kim held the position of senior manager of Process Engineering at IBM in East Fishkill, New York.

     Safi Qureshey, AST's co-founder who now serves as Chairman Emeritus and an AST Director, said, "Since the very first days of Samsung's relationship with AST, I have found Y.S. Kim to be a person with a penetrating vision of the future of the international market for technology products, and a clear sense of how to move AST to the forefront of that market. He is an excellent choice to move AST forward from this point."

    AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, California 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax (714)
727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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